PROSPECTUS



                           THE TRANSLATION GROUP, LTD.

                        2,613,675 Shares of Common Stock



         We are offering shares of our common stock to the holders of 2,613,675 Common Stock Purchase Warrants, 2,492,180 of which we issued to the public in our initial public offering and 121,495 of which we issued to the underwriters of that offering. Prior to their expiration, the Warrants issued to the public and our underwriters may be exercised to purchase a total of 2,492,180 shares of common stock at $5.12 per share and 121,495 shares of common stock at $6.42 per share, respectively. The Warrants may be adjusted in the event of a stock split, merger, reclassification, or if we issue additional securities at a lower price. The Warrants issued to the public expire on July 2, 2000 and the Warrants issued to the underwriters expire on December 5, 2001. The Warrants issued to the public may be redeemed upon payment of $.25 per warrant on a minimum of thirty
(30) days notice if the average closing price of the common stock is at least $12.00 per share for thirty consecutive trading days.


                                          Warrant Solicitation       Proceeds to
                         Per Share              Fees (1)               Company

Exercise Price             $5.12                 $0.20                  $4.92
Exercise Price             $6.42                 $0.20                  $6.22

(1) A warrant solicitation fee may be payable to Werbel-Roth Securities, Inc. only to the extent that Werbel-Roth Securities, Inc. actively solicits exercise of the Warrants.

         Our Common Stock is traded on the OTC Bulletin Board under the symbol "THEO". The last reported trade price of our Common Stock on March 2, 2000 on the OTC Bulletin Board was $8.31 per share.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 5 OF THIS PROSPECTUS.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



                  The date of this prospectus is March 3, 2000

                                TABLE OF CONTENTS

                                                                            Page


PROSPECTUS SUMMARY............................................................1

THE OFFERING..................................................................3

SUMMARY CONSOLIDATED FINANCIAL DATA...........................................4

RISK FACTORS..................................................................5

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS.............................8

USE OF PROCEEDS...............................................................9

CAPITALIZATION...............................................................10

DESCRIPTION OF SECURITIES....................................................10

PLAN OF DISTRIBUTION.........................................................12

LEGAL MATTERS................................................................13

EXPERTS......................................................................14



                              ABOUT THIS PROSPECTUS

         This Prospectus is part of a registration statement we filed with the United States Securities and Exchange Commission. You should rely only on the information provided in this Prospectus or incorporated by reference into this Prospectus. We have not authorized anyone to provide you with information different from that contained in or incorporated by reference into this Prospectus. The information contained in this Prospectus is accurate only as of the date of this Prospectus, regardless of the time of delivery of this Prospectus or of any sale of common stock. Applicable SEC rules may require us to update this Prospectus in the future.

                               PROSPECTUS SUMMARY

         THIS PROSPECTUS SUMMARY HIGHLIGHTS SELECTED INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. YOU SHOULD READ THE FOLLOWING SUMMARY TOGETHER WITH THE MORE DETAILED INFORMATION REGARDING OUR COMPANY AND THE COMMON STOCK BEING SOLD IN THIS OFFERING, WHICH INFORMATION APPEARS ELSEWHERE IN THIS
PROSPECTUS AND IN SELECTED PORTIONS OF OUR ANNUAL REPORT ON FORM 10-KSB, QUARTERLY REPORTS ON FORM 10-QSB AND OTHER DOCUMENTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION THAT WE HAVE INCORPORATED BY REFERENCE INTO THIS PROSPECTUS

OUR BUSINESS

         We translate and localize documents, software and Web site content written in one language into other languages. Localization is the art of converting text from one language to another while giving careful consideration to the customs of the local area.

         On May 28, 1999, we acquired Planet Access Networks, Inc., a Web site developer capable of designing today's most complicated e-commerce Web sites. As a result of this acquisition, we have begun transitioning ourselves from being strictly a provider of translation and localization services to becoming a multilingual Web-based communications company. We believe that the key to this transition will be the successful integration of our language support technologies with our Web development capabilities. Our goal is to be able to deliver multilingual Web technologies and services to owners of complex and dynamically updated Web sites.

         While developing our multilingual Web technologies, we will continue to supply our traditional translation services to the software, telecommunications and other technical publication industries. Our customers for these services include, among others:

         o        Microsoft(R)                  o        SAP
         o        Oracle                        o        INSO
         o        Minitab                       o        Hewlett-Packard
         o        Automatic Data                o        Project Software &
                  Processing                             Development

         We are also developing unique computer-based language translation systems and language tools. Our efforts in this area are aided by strategic technology relationships with Gedanken Corporation and ESTeam AB. These new systems are specifically designed to substantially equal the ability of human translators, while providing tremendous speed and cost advantages over human translation. We believe these new systems are unique because of their high accuracy rate. We expect to begin commercializing the first of these systems in the second quarter of calendar 2000.

INDUSTRY AND MARKET INFORMATION

         Due to the increasing demand for Internet content, the commercialization of our multilingual Web technologies and services is our highest priority. Within the Internet market segment, business-to-business clients and financial market content providers are looking for multilingual content solutions for delivery, development, management and translation services.

         Information and products are now instantly available on a global basis because of the Internet. It is now easier than ever to distribute software and other products throughout the world. We believe that this Internet-driven global marketplace creates the need for companies to have their products, product information and Web site content translated into local languages.

         We believe that there is a strong market for our translation and localization services. According to published industry information, it is estimated that actual translations account for only 10% of all potentially translatable material. The market for these services is approximately $7.6 billion in 1999 and is expected to grow to $9.3 billion by 2004. We believe that the demand for our new, rapid, low-cost solutions will increase significantly as this market expands with the Internet.

         Our marketing efforts will target specific vertical markets. Initially, we will target financial, information technology and telecommunications industries. We believe we can provide unique and highly effective solutions to these markets.

OUR MISSION

         Our mission is to become the leading global supplier of multilingual products and solutions. We have two primary objectives:

o    Complete integration of our existing services

o    Expanding the globalization capabilities of our targeted market segments

         Since our inception, we have taken significant strides towards meeting those objectives, including, among other things:

o    Acquiring two translation companies

o    Acquiring a Web site development company

o    Licensing, exclusively, two unique and advanced translation systems; and

o Creating new products, services and combination product/service offerings that we believe will be effective and profitable.

     Of   course, we may not be successful in achieving our objectives.

ABOUT OUR COMPANY

         Our executive offices are currently located at 30 Washington Avenue, Haddonfield, New Jersey 08033, and our telephone number is (856) 795-8669. We were incorporated in Delaware on July 6, 1995.


                                  THE OFFERING

Common Stock offered upon exercise of outstanding
Warrants:                                           2,613,675 Shares

Common Stock currently outstanding:                 3,235,008 Shares(1)

Common Stock to be outstanding after the Offering:  5,848,683 Shares(1)(2)

Use of Proceeds:                                    If    the    Warrants    are
                                                    exercised  in full,  we will
                                                    receive  total  proceeds  of
                                                    $13,539,959 before deducting
                                                    estimated     expenses    of
                                                    $50,000      and     warrant
                                                    solicitation fees, if any.

Trading Symbol (OTC Bulletin Board):                "THEO"
--------------------------
(1)      The number of outstanding shares does not include:
         706,660 shares issuable upon exercise of outstanding warrants to purchase our common stock; and 2,154,000 shares issuable upon the exercise of outstanding options to purchase shares of our common stock. See "DESCRIPTION OF SECURITIES."
(2) Includes 2,492,180 shares being offered hereunder which are issuable upon the exercise of the Warrants issued to the public and 121,495 shares being offered hereunder which are issuable upon the exercise of the Warrants issued to the underwriters.

                       SUMMARY CONSOLIDATED FINANCIAL DATA

         The following table sets forth our summary financial data. This table does not present all of our financial information. You should read this information together with our financial statements and the notes to those statements incorporated by reference into this Prospectus.


CONSOLIDATED STATEMENT OF OPERATIONS DATA:


                                   Year Ended March 31                   Nine Months Ended December 31
                                   -------------------                   -----------------------------
                                   1998         1999                     1998         1999
                                   ----         ----                     ----         ----

                                           (in thousands, except per share data)
Revenues                           $6,421      $5,987                   $4,679       $9,759
Gross Profit                        2,232       1,155                    1,072        3,340
Loss before
income taxes                           10      (2,545)                  (1,861)        (149)

Net Income
(Loss)                                (14)     (2,149)                  (1,500)        (331)
Basic and
Diluted loss per
share: (1)                          (0.01)      (0.94)                   (0.66)       (0.12)

Basic and
Diluted
Weighted
average number
of shares
outstanding:                        2,124       2,278                    2,278        2,843



CONSOLIDATED BALANCE SHEET DATA:

                                                 As of December 31, 1999

                                              Actual           As Adjusted (2)
                                        (In Thousands)          (In Thousands)

Working capital                                $1,564               $15,054
Total assets                                   10,207                23,697
Total liabilities                               2,362                 2,362
Stockholders equity                             5,083                18,573

--------------------
(1) Basic income (loss) per common share is based upon the weighted average number of common shares outstanding for each period presented. Diluted income (loss) per common share is based upon the weighted average number of common shares plus the dilutive effect of the existing convertible securities outstanding for each period presented. Convertible securities have not been included as their effect would be anti-dilutive.

(2) Adjusted to reflect sale by the Company of the common stock to the holders of the Common Stock Purchase Warrants.

                                  RISK FACTORS

         YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS AND OTHER INFORMATION IN THIS PROSPECTUS OR INCORPORATED BY REFERENCE INTO THIS PROSPECTUS BEFORE DECIDING TO INVEST IN THE SHARES OF OUR COMMON STOCK. THE RISKS AND
UNCERTAINTIES DESCRIBED BELOW ARE NOT THE ONLY ONES WE FACE. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS WOULD LIKELY SUFFER. IN ADDITION, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU MAY LOSE ALL OR PART OF THE MONEY YOU PAID TO BUY OUR COMMON STOCK.

OUR FUTURE PROFITABILITY AND THE VALUE OF YOUR INVESTMENT WILL DEPEND UPON THE SUCCESS OF OUR GROWTH STRATEGY

         We have reflected only modest net income from operations during fiscal 1997, and a net loss during fiscal 1998 and 1999. As a result, the successful implementation of our business strategy will likely determine:

o    Our future profitability

o Our ability to effectively compete in the translation and localization industry; and

o    The ultimate value of your investment

         Our   business   plan  relies   primarily   on  the   development   and
implementation of computer-aided translation and localization products and the integration of our existing translation and Web development services.

WE HAVE COMMITTED A SIGNIFICANT PORTION OF OUR WORKING CAPITAL TO RESEARCH AND DEVELOPMENT, AND THE FAILURE TO COMMERCIALIZE OUR COMPUTER AIDED TRANSLATION AND LOCALIZATION PRODUCTS AND SERVICES WILL HAVE A MATERIAL ADVERSE IMPACT ON OUR FINANCIAL CONDITION

         Over the past two years we have invested approximately $1.2 million on the development of the Gedanken and BTR systems. We anticipate providing additional funding during fiscal 2000 and beyond to complete production models and commence commercialization of the systems. Our inability to commercialize either one or both of these projects may well affect our competitive position in the industry and impact our profitability.

FAILURE TO SUCCESSFULLY INTEGRATE PLANET ACCESS INTO OUR EXISTING OPERATIONS WILL MAKE IT UNLIKELY THAT WE CAN SUCCESSFULLY IMPLEMENT OUR STRATEGIC PLAN

         Our business strategy depends on our ability to use the services provided by Planet Access to transport text in digital form into the translation system software and then subsequently transport the translated text back to the client. Failure to integrate our language support technologies with Planet Access' Web technologies may have a material adverse effect upon our business.

FAILURE TO MEET CERTAIN PERFORMANCE GOALS UNDER THE PLANET ACCESS PURCHASE AGREEMENT WILL NEGATIVELY AFFECT OUR LIQUIDITY

         Our purchase agreement with former shareholders of Planet Access gives them the right to sell their shares in our company back to us for $7.00 per share if the selling price of our common stock is less than $10.00 per share on May 28, 2000, which is the first anniversary of our purchase of Planet Access. If we are required to repurchase our stock, our liquidity would be severely reduced as would our ability to fund our research and commercialization efforts.

         In the event that the Company is not able to secure by March 15, 2000, $4,000,000 in financing, the former Planet Access shareholders may have as a remedy the right to have their Planet Access shares returned. In addition any amount outstanding on the $250,000 line of credit extended by the Company to Planet Access including accrued interest therein and the $900,000 paid previously to the shareholders of Planet Access shall be considered liquidated damages. The Company and Planet Access shall split profits, if any, attributable to joint projects during the second, third and fourth quarters of 1999 and the first quarter of 2000.

LIMITED MARKET FOR OUR COMMON STOCK INCREASES THE POSSIBLE VOLATILITY OF OUR STOCK PRICES AND THE VALUE OF ANY INVESTMENT IN OUR EQUITY MAY BE REDUCED

         The public trading market for shares of our common stock is limited on the OTC Bulletin Board. There can be no assurances that a regular trading market for our common stock will be sustained. By its very nature, trading on the OTC Bulletin Board provides only limited market liquidity. In addition, the stock markets generally have experienced, and continue to experience, extreme price and volume fluctuations which have affected the market price of many small cap companies and which have often been unrelated to the operating performance of these companies. These broad market fluctuations, as well as general economic and political conditions, may adversely affect the market price of our common stock.

IF WE USE OUR COMMON STOCK TO CARRY OUT ADDITIONAL ACQUISITIONS OR ISSUE MORE OF OUR COMMON STOCK IN A PUBLIC OFFERING, ADDITIONAL DILUTION TO YOUR INVESTMENT WILL OCCUR

         We may grow our business through acquisitions. We could accomplish this through the issuance of additional shares of our common stock. This would have the effect of increasing the number of shares of common stock outstanding. In addition, in order to accomplish our business strategy on a longer-term basis, we are likely to require additional financing, which may entail the issuance of additional shares of common stock, preferred stock or common stock equivalents, which would have the further effect of increasing the number of shares outstanding. This may be done in order to, among other things:

o    Facilitate a business combination

o    Acquire assets or stock of another business

o    Compensate employees or consultants; and

o For other valid business reasons in the discretion of our Board of Directors

WE OPERATE IN HIGHLY COMPETITIVE MARKETS, WHICH COULD RESULT IN LOSS OF MARKET SHARE OR REDUCED MARGINS

         We face intense competition from multinational, regional and local companies in every market in which we operate. The principal competitive factors within the translation and localization industry include:

o    Price

o    Technological capability

o    Accuracy

o    Extent of geographic coverage; and

o    Ability to deliver services in a timely manner

         Many  of  our  competitors  have  well   established   reputations  and
significantly greater financial, marketing, personnel and other resources than we do. Our principal competitors are:

     o      Berlitz                               o      Lernout & Hauspie, N.V.
     o      Bowne Translation Division            o      Logos
     o      Alpnet                                o      Systran
     o      Lionbridge                            o      LMI

         Some  of  these  competitors  are  multinational,   highly-visible  and
well-regarded enterprises. There can be no assurance that we will be able to compete effectively against these or any other competitors.

SENIOR MANAGEMENT BENEFICIALLY OWNS A SIGNIFICANT PERCENTAGE OF OUR COMMON STOCK AND THEREFORE HAS SIGNIFICANT INFLUENCE OVER THE ELECTION OF DIRECTORS

         Our officers, directors and principal stockholders own approximately 30.4% of our common stock on a fully diluted basis. Consequently, upon exercise of their vested options and warrants and by virtue of Delaware law, these stockholders could be in a position to influence the election of all of our directors and possibly control the outcome of other corporate matters without the approval of our other stockholders. In addition, applicable statutory provisions and the ability of the Board of Directors to issue one or more series of preferred stock without stockholder approval could deter or delay unsolicited changes in our control by discouraging open market purchases of our stock or a non-negotiated tender or exchange offer for our stock, which may be disadvantageous to our stockholders who may otherwise desire to participate in such a transaction and receive a premium for their shares.

THE SUCCESSFUL IMPLEMENTATION OF OUR BUSINESS STRATEGY IS DEPENDENT UPON MANAGEMENT PERSONNEL AND EXECUTIVE OFFICERS

         Our operations are dependent upon the continued services of senior management and upon our ability to hire and retain qualified management and technical personnel. The loss of services of any of those executive officers or other management or personnel, whether as a result of death, disability or otherwise, may have a material adverse effect upon our business.

A SIGNIFICANT PORTION OF OUR REVENUES ARE DERIVED FROM OUR INTERNATIONAL OPERATIONS, AND A DOWNTURN IN INTERNATIONAL COMMERCE COULD SEVERELY IMPACT OUR RESULTS OF OPERATIONS

         A significant  portion of our business is conducted  outside the United
States. International trade is influenced by many factors, including economic and political conditions, employment issues, currency fluctuations and laws relating to tariffs, trade restrictions, foreign investments and taxation. As a result, our operations are subject to various risks such as:

o    Loss of revenue due to the instability of foreign economies

o    Currency fluctuations and devaluations

o    Adverse tax policies; and

o Governmental activities that may limit or disrupt markets, restrict payments or the movement of funds or result in the deprivation of contract rights

         We are subject to taxation in a number of jurisdictions, and the final determination of our tax liabilities involves the interpretation of the statutes and requirements of various domestic and foreign taxing authorities. Moreover, many of the countries where we operate and plan to operate have legal systems that differ from the United States legal system and may provide substantially less protection for foreign investors. A reduction in the level of international trade, material restrictions on trade or a downturn in the economies of countries in which we currently operate could have a material adverse effect on our results of operations.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         Some of the information in this Prospectus contains forward-looking statements that involve risks and uncertainties. These statements relate to future events or our future financial performance. In many cases, you can identify forward-looking statements by terminology such as "may", "will", "should", "expects", "plans", "anticipates", "believes", "estimates", "predicts", "potential" or "continue" or the negative of such terms and other comparable terminology. These statements are only predictions. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors, including the risks faced by us as described in "Risk Factors" and elsewhere in this Prospectus.

         We believe it is important to communicate our expectations to our investors. However, there may be events in the future that we are not able to predict accurately or over which we have no control. The risk factors described above, as well as any cautionary language in this

Prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Before you invest in our common shares, you should be aware that the occurrence of the events described in these risk factors and elsewhere in this Prospectus could have a material adverse effect on our business, operating results and financial condition.

                               RECENT DEVELOPMENTS

         On December 20, 1999, the Company entered into an employment agreement with Randy G. Morris, to assume the post of chief executive officer of the Company, for a one year term. Under the agreement, Mr. Morris will be paid at the annual rate of $150,000. In addition, Mr. Morris was granted options to purchase 200,000 shares of common stock at $2.00 per share, vesting over 18 months and expiring five years after grant. As a result, Charles D. Cascio resigned as an officer of the Company, and entered into a two-year consulting agreement with fees of $125,000 per year, 100,000 five year options exercisable at $5.00 per share. Upon completion of a financing of at least $4,000,000, an additional 100,000 options shall be granted to Mr. Cascio.

                                 USE OF PROCEEDS

         We may receive proceeds from the exercise of Warrants, but, to date, none of the Warrants have been exercised and we have not received any commitments from anyone to do so. However, if all the Warrants were exercised we would receive approximately $13,539,959 in proceeds. We would add these proceeds to our working capital to be used for general corporate purposes.

         We will bear the expenses relating to this registration. The costs of this offering are estimated to be approximately $50,000, before giving effect to warrant solicitation fees, if any.

                                 CAPITALIZATION

         The following table sets forth our capitalization as of December 31, 1999 on an actual basis and on a pro forma basis, giving effect to the pro forma adjustments discussed within the Summary Consolidated Financial Data table. This table should be read in conjunction with the Company's Consolidated Financial Statements and notes thereto incorporated into this Prospectus.

                                                        Actual         Pro Forma
                                                           (In Thousands)

Long - term debt                                          $135             $135
                                                          ----             ----

Sales price guarantee                                   $1,435           $1,435
                                                        ------           ------
Common stock redeemable at option of the
Stockholders 416,668 shares issued and
outstanding                                             $1,328           $1,328
                                                        ------           ------

Preferred stock $.001 per value 1,000,000
authorized, no shares issued and outstanding                --               --
Common stock $.001 per value, 15,000,000
shares authorized, 2,818,340 shares outstanding,
after offering -  5,432,015                                  3                6
Additional paid in capital                               7,313           20,800
Unearned portion of compensatory warrants                 (139)            (139)
Treasury stock                                             (68)             (68)
Foreign currency translation adjustment                     18               18
Retained earnings (deficit)                             (2,044)          (2,044)
                                                        -------          -------

Total stockholders' equity (deficiency)                 $5,083          $18,573
                                                        ------          -------

Total capitalization                                    $7,981          $21,471
                                                        ======          =======

                            DESCRIPTION OF SECURITIES

COMMON STOCK

         We are authorized to issue 15,000,000 shares of common stock, $.001 par value per share, of which 3,235,008 are outstanding as of the date of this Prospectus.

         Holders of common stock have equal rights to receive dividends when, as and if declared by the Board of Directors, out of funds legally available therefor. The Board of Directors has never issued a cash dividend and does not expect to in the foreseeable future. Holders of common stock have one vote for each share held of record and do not have cumulative voting rights.

         Holders of common stock are entitled, upon our liquidation, to share ratably in the net assets available for distribution, subject to the rights, if any, of holders of any preferred stock then outstanding. Shares of common stock are not redeemable and have no preemptive or similar rights. All outstanding shares of common stock are fully paid and nonassessable.

PREFERRED STOCK

         Within the limits and restrictions provided in the Certificate of Incorporation, the Board of Directors has the authority, without further action by the stockholders, to issue up to 1,000,000 shares of preferred stock, $.001 par value per share, in one or more series, and to fix, as to any such series, any dividend rate, redemption price, preference on liquidation or dissolution, sinking fund terms, conversion rights, voting rights, and any other preference or special rights and qualifications.

DIVIDEND POLICY

         We have never paid cash dividends on our common stock. The Board of Directors does not anticipate paying cash dividends in the foreseeable future as it intends to retain future earnings, if any, to finance the growth of the business. The payment of future cash dividends will depend on such factors as earnings levels, anticipated capital requirements, our operating and financial condition and other factors deemed relevant by the Board of Directors.

DELAWARE   ANTI-TAKEOVER   LAW  AND  PROVISIONS  OF  COMPANY'S   CERTIFICATE  OF
INCORPORATION

         We are governed by Section 203 of the General Corporation Law of the State of Delaware (the "GCL"), an anti-takeover law. In general, the law prohibits a public Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. "Business combinations" includes mergers, asset sales and other transactions resulting in a financial benefit to the stockholder. An "interested stockholder" is a person who, together with its affiliates and associates, owns (or within three years, did own) 15% or more of the corporation's voting stock. The provisions regarding certain business combinations under the GCL could have the effect of delaying, deferring or preventing a change in control of the Company or the removal of existing management. A takeover transaction frequently affords stockholders the opportunity to sell their shares at a premium over current market prices.

         As described above, our Board of Directors is authorized, without further stockholder action, to designate any number of series of Preferred Stock with such rights, preferences and designations as determined by the Board. Shares of Preferred Stock issued by the Board of Directors could be utilized, under certain circumstances, to make an attempt to gain control of the Company more difficult or time consuming. For example, shares of Preferred Stock could be issued with certain rights that might have the effect of diluting the percentage of common stock owned by a significant stockholder or issued to purchasers who might side with management in opposing a takeover bid that the Board of Directors determines is not in the best interest of the Company and its stockholders. The existence of the Preferred Stock may, therefore, be viewed as having possible anti-takeover effects. A takeover transaction frequently affords stockholders the opportunity to sell their shares at a premium over current market prices.

TRANSFER AGENT

     The transfer agent for our securities is American Stock Transfer & Trust Company, 40 Wall Street, New York, New York 10005.

                              PLAN OF DISTRIBUTION

     The following is a brief summary of certain provisions of the Warrants. Unless stated otherwise, when we refer to the Warrants we are referring to both the Warrants issued to the public and the Warrants issued to our underwriters. The summary is not a complete description of the Warrants and you should carefully review the actual text of the Common Stock Purchase Warrant Agreement between the Company and American Stock Transfer & Trust Company as Warrant Agent, and the Representative's Warrant Agreement between the Company and Werbel-Roth Securities, Inc. as the Representative. A copy of each of the Common Stock Purchase Warrant Agreement and the Representative's Warrant Agreement is filed as an exhibit to the registration statement of which this prospectus is a part.

     EXERCISE PRICE AND TERMS. Each Warrant is separately transferable. The Warrants issued to the public entitle the registered holder to purchase, on or prior to July 2, 2000, one share of common stock at an exercise price of $5.12 per share. The Warrants issued to the underwriters entitle the holder to purchase, on or before December 5, 2001 one share of common stock at an exercise price of $6.42 per share. The exercise prices of the Warrants are subject to adjustment in accordance with the anti-dilution and other provisions referred to below. The holder of any Warrant may exercise the Warrant by surrendering the certificate representing the Warrant to the Warrant Agent, with the election to purchase form on the reverse side of the certificate properly completed and executed, together with payment of the exercise price and any transfer tax. The Warrants may be exercised at any time in whole or in part at the applicable exercise price until expiration of the Warrants. No fractional shares will be issued upon exercise of the Warrants. If less than all of the Warrants are exercised, a new certificate will be issued for the remaining number of Warrants.

     CURRENT REGISTRATION STATEMENT REQUIRED FOR EXERCISE. For a holder of a Warrant to exercise the Warrants, there must be a current registration statement on file with the SEC and various state securities commissions. This Prospectus will remain effective until the expiration of the Warrants unless events occur that would required us to file post-effective amendments to the registration statement in order to keep it effective. While we intend to file post-effective amendments when necessary, the holders of the Warrant cannot depend upon the registration statement being effective when they want to exercise the Warrant. If the registration statement is not kept effective, the Warrants will not be exercisable and the holders will be not be able to realize the value of the Warrants.

     WARRANT HOLDER NOT A SHAREHOLDER. We have authorized and reserved for issuance a number of shares of common stock sufficient to provide for the exercise of the Warrants. When issued, each share of common stock will be fully paid and nonassessable. Warrant holders will not have any voting or other rights as shareholders of the Company prior to the exercise of the Warrants and the issuance of the shares.

     ADJUSTMENTS. The exercise price and number of shares of common stock purchasable upon the exercise of the Warrants are subject to adjustment upon the occurrence of certain events, including stock dividends, stock splits, combinations and reclassification of then common stock, or sale by us of shares of common stock or other securities convertible into common stock at a price below the then applicable exercise price of the Warrants. We would also make adjustments in the case of a reclassification or exchange of the common stock, consolidation or merger of the Company with or into another corporation (other than a consolidation or merger that does not result in a reclassification or change of the outstanding common stock) in order to enable Warrant holders to acquire the kind and number of shares of stock or other securities or property receivable in that event by the holder of the number of shares of common stock that might otherwise have been purchased upon the exercise of the Warrant. We will not make any adjustments until the cumulative adjustments in the exercise price per share amount to $.02 or more. Originally, the Warrants issued to the public and the Warrants issued to the underwriters were issued at exercise prices of $6.00 per share and $7.80 per share, respectively. The current exercise prices of the Warrants issued to the public and the Warrants issued to the underwriters are $5.12 per share and $6.42 per share, respectively. The number of shares issuable upon exercise of the Warrants reflect cumulative adjustments to date.

     REDEMPTION. We are entitled to redeem only the Warrants issued to the public at $.25 per Warrant upon no less than 30 or more than 60 days prior written notice to the Warrant holders if the closing price of the common stock averages at least $12.00 on 30 consecutive trading days ending 3 days prior to the date of the written notice of redemption. All Warrants must be redeemed if any are redeemed. If the holder of the Warrant does not exercise any Warrant called for redemption or tender the Warrant for redemption by the end of the redemption period, the Warrant will expire and the certificate will be void. Since we presently intend to exercise our right to redeem, Warrant holders should presume that we would call the Warrants for redemption if the redemption criteria are met. The Warrants issued to the underwriters are not redeemable.

     TRANSFER, EXCHANGE AND EXERCISE. The Warrants are in registered form and may be presented to the Warrant Agent for transfer, exchange or exercise at any time on or prior to their respective expiration dates, at which time the Warrants become wholly void and of no value. If a market for the Warrants develops, the holder may sell the Warrants instead of exercising them. We do not know if a market for the Warrants will develop or continue.

     OUTSTANDING WARRANTS. There are currently 2,613,675 Warrants outstanding. The 2,492,180 Warrants issued to the public include 300,000 Warrants held by Mr. Charles Cascio (150,000) and Ms. Theodora Lundgren (150,000), founders of the Company. They received these Warrants as a result of participating in a give-back of shares of common stock to the Company to meet the capitalization requirements set by the underwriters at the time of the initial offering of the Warrants.

                                  LEGAL MATTERS

     The validation of the issuance of the shares of our common stock has been passed upon for us by the law firm of Heller, Horowitz & Feit, P.C., New York, New York. Certain legal matters will be passed upon for us by Buchanan Ingersoll Professional Corporation, Philadelphia, Pennsylvania.

                                     EXPERTS

         Our consolidated financial statements as of March 31, 1999 and for the year then ended and for the year ended March 31, 1998, incorporated by reference into this Prospectus, have been audited by Wiss & Company, LLP and Richard A. Eisner & Company, LLP, respectively, each independent auditors, as stated in their respective reports appearing therein. The financial statements of Planet Access as of December 31, 1999 and 1998 and for each of the two years in the period ended December 31, 1999 incorporated by reference into this Prospectus have been audited by Wiss & Company, independent auditors, as stated in their report appearing herein. The financial statements have been incorporated by reference into this Prospectus in reliance upon the reports of such firms given upon their authority as experts in accounting and auditing.

                       WHERE YOU CAN GET MORE INFORMATION

         We file annual reports, quarterly reports, proxy statements and other information with the SEC. You may read and copy any of these documents at the SEC's Public Reference Room at 450 Fifth Street NW, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the Commission maintains a Web site at http://www.sec.gov. containing reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, including the Company.

         We have filed with the SEC a registration statement on Form S-3 to register the common stock being offered. This Prospectus is part of that registration statement and, as permitted by the SEC's rules, does not contain all the information included in the registration statement. For further information with respect to us and our common stock, you should refer to the registration statement and to the exhibits and schedules filed as part of the registration statement, as well as the documents discussed below.

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this Prospectus, and information that we file later with the SEC will automatically update or supersede this information.

         This Prospectus may contain summaries of contracts or other documents. Because they are summaries, they will not contain all of the information that may be important to you. If you would like complete information about a contract or other document, you should read the copy filed as an exhibit to the registration statement or incorporated in the registration statement by reference.

     We incorporate by reference the documents listed below:

     o      Annual report on 10-KSB for the fiscal year ended March 31, 1999;

     o Quarterly reports on Form 10-QSB for the fiscal quarters ended June 30, 1999, September 30, 1999, and December 31, 1999.

     o Registration Statement on Form 8-A, as amended, registering the common stock and the Warrants.

     o      Proxy Statement for the 1999 Annual Meeting of Stockholders.

     o All annual reports on Form 10-KSB, any reports on Forms 10-QSB and 8-K which we file with the SEC after the date of this Prospectus and prior to the sale of all of the shares offered hereunder.

         You may request a copy of any of these filings, orally or in writing, by contacting Kenneth Mack, Chief Financial Officer and Secretary of the Company, 30 Washington Avenue, Haddonfield, New Jersey 08033 Telephone: (856) 795-8669. Copies will be provided at no cost to you.

            2,613,675 Shares





       THE TRANSLATION GROUP, LTD.

              Common Stock






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              March 3, 2000